                                 SBI AND COMPANY

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                              OF LANTE CORPORATION
                               AT $1.10 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON AUGUST 28, 2002, UNLESS THE OFFER IS EXTENDED. IF THE OFFER IS EXTENDED, WE WILL NOTIFY STOCKHOLDERS BY A PRESS RELEASE OR OTHERWISE MAKE A PUBLIC ANNOUNCMENT.

This offer to acquire all of the outstanding shares of common stock of Lante Corporation (the "Company") at a cash purchase price of $1.10 per share is being made pursuant to an Acquisition Agreement and Agreement and Plan of Merger dated as of July 18, 2002 (the "Acquisition Agreement"), entered into by and among the Company, SBI and Company, and SBI Acquisition Corp. SBI Acquisition Corp. is a wholly-owned subsidiary of SBI and Company and was formed for the purpose of completing this transaction and, together with SBI and Company, is referred to hereafter as "SBI." The Acquisition Agreement provides for this offer and, subsequently, the merger of SBI Acquisition Corp. with and into the Company in a transaction in which all remaining stockholders of the Company, other than us and those stockholders validly exercising their right to appraisal of their shares under Delaware law, would also be entitled to receive $1.10 per share (or such higher price as is paid in the offer), the same consideration as is being offered in this tender offer. This tender offer is subject to the terms and conditions set forth herein and in the related Letter of Transmittal. The purchase price for validly tendered shares will be paid promptly following the completion of the tender offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS: (1) DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; (2) APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN; AND (3) RECOMMENDED THAT STOCKHOLDERS OF THE COMPANY TENDER THEIR SHARES IN THE OFFER.

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK CALCULATED ON A FULLY DILUTED BASIS WHICH, BASED ON THE CAPITALIZATION OF THE COMPANY ON JULY 16, 2002, IS 23,081,513 SHARES; AND (2) THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE THE OFFER--CONDITIONS OF THE OFFER.

Any holder of shares desiring to tender his or her shares should complete and sign the Letter of Transmittal in accordance with its instructions and mail or otherwise deliver the Letter of Transmittal, together with the certificate evidencing the shares held by the stockholder, to Alpine Fiduciary Services, Inc. (the "Depositary"), at one of the addresses set forth on the Letter of Transmittal and the back cover of this Offer to Purchase. See THE OFFER--PROCEDURES FOR TENDERING SHARES.

The common stock of the Company is listed on the Nasdaq National Market under the symbol "LNTE." On July 18, 2002, the day before the announcement of the transaction, the last sale price as reported by Nasdaq was $0.55. On July 30, 2002, the last day before the commencement of this offer, the last sale price as reported by Nasdaq was $1.07 per share. You are urged to obtain current market prices for the stock of the Company prior to tendering your shares.

Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, or other offering materials should be directed to the Information Agent, Georgeson Shareholder Communications, Inc., at (800) 947-2514.

SBI HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SBI.

This offer is not being made to, nor will any tender of shares be accepted from or on behalf of, stockholders in any jurisdiction in which the making of this offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, SBI may, at its discretion, take such action as it may deem necessary to make the offer in any such jurisdiction.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION DESCRIBED HEREIN OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS DOCUMENT AND THE OTHER OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 DEALER MANAGER

                   [ LOGO ]Georgeson Shareholders Securities

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................................1
INTRODUCTION................................................................6
THE COMPANY.................................................................7
   FORWARD-LOOKING INFORMATION..............................................8
   PRICE RANGE OF COMMON STOCK..............................................8
THE OFFER...................................................................9
   NUMBER OF SHARES; EXPIRATION DATE........................................9
   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...........................10
   PROCEDURES FOR TENDERING SHARES.........................................11
   WITHDRAWAL RIGHTS.......................................................14
   CONDITIONS OF THE OFFER.................................................15
   PURPOSE AND CONSEQUENCES OF THE TENDER OFFER............................16
   FINANCIAL FAIRNESS OF THE OFFER.........................................18
   STOCKHOLDERS AGREEMENT..................................................18
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................18
   EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.....................20
THE MERGER.................................................................21
   APPRAISAL RIGHTS........................................................21
THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS.............................22
   BACKGROUND OF THE TRANSACTION...........................................22
   ACQUISITION AGREEMENT...................................................23
   STOCKHOLDERS AGREEMENT..................................................29
   CONFIDENTIALITY AGREEMENT...............................................29
SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER..............................30
   COMMITMENT LETTER.......................................................30
   REPRESENTATIVES.........................................................31
LEGAL MATTERS; REGULATORY APPROVALS........................................31
   GENERAL.................................................................31
   PENDING LITIGATION......................................................32
ADDITIONAL INFORMATION.....................................................32

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                               SUMMARY TERM SHEET

SBI Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of SBI and Company ("we," "our," "us," or "SBI," all of which include the Purchaser) is offering to purchase all of the outstanding shares of the Company, at a cash purchase price of $1.10 per share. The following are some of the questions that you, as a stockholder of the Company, may have, and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal which, together with this Offer to Purchase, as one or both are amended or supplemented from time to time, collectively, constitute the "offer."

WHO IS MAKING THE OFFER TO BUY MY SHARES?

The Purchaser, SBI Acquisition Corp., is offering to purchase all shares of outstanding common stock of the Company. The Purchaser is a Delaware corporation that was recently formed for the specific purpose of making this offer and completing the Merger (as defined below) and is a wholly-owned subsidiary of SBI and Company, a Utah corporation. We are privately-held and do not have any publicly-traded securities. See INTRODUCTION and THE OFFER--PURPOSE AND CONSEQUENCES OF THE TENDER OFFER.

HOW MUCH ARE YOU OFFERING TO PAY?

We are offering to pay $1.10 per share in cash. If you are the record holder of your shares and you tender your shares directly to the Depositary in this offer, you will not have to pay brokerage fees or similar expenses. If you hold your shares through a broker or other institution and you ask your broker or other registered holder to tender your shares on your behalf, you may be charged a fee for doing so. You should contact your broker or other institution to determine the amount of any fee. See THE OFFER--ACCEPTANCE FOR PAYMENT AND PAYMENT FOR Shares.

WHEN WILL I RECEIVE PAYMENT FOR MY SHARES?

The cash price of $1.10 per validly tendered share (or such higher price as is paid in the offer) will be paid promptly following the completion of this offer. No interest will accrue or be paid on the cash amount payable to you, regardless of when paid. See THE OFFER--ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

WHAT WILL HAPPEN AFTER THE TENDER OFFER?

To the extent that we do not acquire all of the outstanding shares of the Company's common stock through this tender offer, the Purchaser will be merged into the Company (the "Merger") and any remaining public holders of Company common stock would be entitled to receive $1.10 per share (or such higher price as is paid in the offer) in exchange for their shares (subject to the right of stockholders to exercise appraisal rights under Delaware law). If we acquire sufficient shares of Company common stock through this offer so that we hold 90% or more of the outstanding shares of common stock subsequent to the tender offer, this will be accomplished by a short form merger that will not require a vote of the stockholders under Delaware law. If we hold less than 90% of the outstanding shares of common stock following completion of this offer, the Merger will require a vote of the Company's stockholders, but we will own more than 50% of the outstanding shares of common stock and are contractually committed to vote them in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby. See THE OFFER--PURPOSE AND CONSEQUENCES OF THE TENDER OFFER.

WILL THE COMPANY'S COMMON STOCK CONTINUE TO TRADE ON NASDAQ?

No. If the Merger is completed, the Company will no longer be publicly-owned. Even if the Merger is not completed, upon completion of the offer, we would be majority owners of the Company and there may be so few remaining stockholders and publicly-held shares that the Company would not meet the continued listing requirements for Nasdaq. In addition, prior to the announcement of the transactions contemplated by the Acquisition Agreement, the common stock of the Company was trading below the minimum bid price of $1.00 per share required for continued listing on Nasdaq. In the event that the Merger is not completed, but the common stock continues to be publicly-traded, it could fall below this minimum bid price again, which could lead to a de-listing from the Nasdaq National Market. If the number of stockholders is sufficiently reduced, the Company may file an

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application with the SEC to terminate its obligations to make public filings, which would also result in the elimination of publicly available information about the Company and the public trading market for the Company's common stock. See THE OFFER--PURPOSE AND CONSEQUENCES OF THE TENDER OFFER.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THE OFFER?

We are making the offer pursuant to the Acquisition Agreement, which was approved by the board of directors of the Company. The board of directors of the Company also approved this offer and the Merger. In connection with its approval of the Acquisition Agreement and the transactions described in the Acquisition Agreement, the board of directors of the Company concluded that the offer and Merger are fair to the Company and its stockholders and in their best interests, and recommends that stockholders of the Company tender their shares of common stock to SBI in the offer.

DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

SBI Holdings Inc., the corporate parent of SBI and Company, will provide us with sufficient funds so that, together with our cash on hand, we will have the cash necessary to purchase all shares validly tendered into this offer and to pay all remaining public stockholders of the Company in connection with the Merger. SBI Holdings Inc. is acquiring $42 million of these funds from the proceeds of a loan from one or more funds or accounts (the "Lenders") which are managed by Cerberus Capital Management, L.P., an affiliate of Madeleine L.L.C., the majority stockholder of SBI Holdings Inc., pursuant to a Financing Commitment Letter, dated July 18, 2002, between Cerberus Capital Management, L.P. and SBI Holdings Inc. (the "Commitment Letter"). We have not made arrangements for an alternative source of financing and the offer is not subject to a financing condition. See SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?

You will have until Midnight, Eastern Time, on August 28, 2002, the expiration date, to deliver a Letter of Transmittal (a copy of which has been filed as Exhibit (a)(1)(B) to Schedule TO filed by us with the SEC (together with any amendments, supplements, schedules, annexes, and exhibits thereto, the "Schedule TO")),and the necessary accompanying documents to the Depositary, or otherwise validly tender your shares in accordance with the terms and conditions of the offer, unless that date is extended or we elect to provide a subsequent offering period. Under the terms of the Acquisition Agreement, (1) we can, and at the request of the Company will, extend the offer from time to time beyond the then current expiration date if certain conditions to the offer set forth in the annex to the Acquisition Agreement will not be satisfied or waived as of that date, until those conditions have been satisfied or waived; provided that if all conditions other than the Minimum Condition (as defined below) are satisfied or waived, we may on one occasion extend the offer beyond the then current expiration date for a period of up to 20 business days, and (2) we will extend the offer for any period required by the Securities and Exchange Commission (the "SEC"); provided, that the expiration of the initial offering period will not be extended in any event beyond October 1, 2002. In the event that we accept the shares tendered into the offer, but hold less than 90% of the outstanding common stock subsequent to that acceptance, we can, at our discretion, provide for a subsequent offering period of 3 to 20 business days during which any additional tenders would be accepted when properly delivered to the Depositary Agent and would not be entitled to withdrawal rights. See THE OFFER--NUMBER OF SHARES; EXPIRATION DATE, -CONDITIONS OF THE OFFER and -EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the offer is extended or we elect to provide a subsequent offering period, we will make a public announcement of our decision not later than 9:00 a.m., Eastern Time, on the next business day after the date on which the offer was previously scheduled to expire. See THE OFFER--NUMBER OF SHARES; EXPIRATION DATE and -EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

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WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      o This offer is conditioned on at least a majority of the outstanding shares of common stock, calculated on a fully diluted basis, being validly tendered and not withdrawn prior to the closing of the offer. Based on the capitalization of the Company on July 16, 2002, the number of shares required to satisfy this condition is 23,081,513, and we do not expect it to change materially. This condition is referred to in this Offer to Purchase as the "Minimum Condition." For purposes of this Offer to Purchase and the Acquisition Agreement "fully diluted basis" means the number of shares of common stock of the Company issued and outstanding at the time of determination, after taking into account all shares of common stock of the Company issuable upon conversion or exercise of all outstanding options, warrants or rights to purchase shares of common stock of the Company.

      o We are not obligated to complete the offer if on expiration of the offering period:

            o An applicable governmental order, decree, ruling, judgment, injunction, statute, rule, or regulation (1) prohibits or materially limits the ownership or operation by us or the Company of any material portion of the business or assets of the Company or requires us or the Company to dispose of or hold separate any material portion of the business or assets of the Company, (2) prohibits or makes illegal the consummation of the offer or the Merger or the other transactions contemplated by the Acquisition Agreement, or (3) materially limits our rights of ownership in the Company common stock; provided that, we will have used commercially reasonable efforts to resist, resolve, defend against, or lift any such order, decree, ruling, judgment, injunction, statute, rule, regulation, or legislation.

            o The Company's representations and warranties are not true and correct (or if such representations and warranties speak as of an earlier date, on such earlier date), or the Company has failed to comply in all material respects with its covenants and agreements contained in the Acquisition Agreement, except in either such case to the extent that the breach would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).

            o Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") has not expired or been terminated, and all material consents, approvals, and authorizations required to be obtained from a Governmental Entity (as defined in the Acquisition Agreement) prior to the consummation of the offer and the Merger, have not been obtained.

            o There exists (1) a general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) a commencement of or material: acceleration or worsening of a war, armed hostilities, acts of terrorism, or other national or international crisis involving the United States, that individually or in the aggregate, has a Company Material Adverse Effect, or (4) a material governmental limitation that materially and adversely affects the extension of credit by banks or other lending institutions in the United States.

            o     The Acquisition Agreement has been terminated.

Subject to the provisions of the Acquisition Agreement and the Commitment Letter, we have the right to amend the offer, to waive the conditions, other than the Minimum Condition, or, to the extent that one or more of the conditions are not satisfied, to withdraw or terminate the offer, whether or not you have already tendered your shares. See THE OFFER--CONDITIONS OF THE OFFER.

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HOW DO I TENDER MY SHARES?

You can tender your shares by completing and sending the enclosed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, including your stock certificates to the Depositary, Alpine Fiduciary Services, Inc., at one of the addresses set forth on the back cover of this offer. If your shares are held in "street name" for you by your broker, you must instruct your broker to tender the shares on your behalf or obtain certificates registered directly in your name. If the certificates for your shares are not immediately available or your broker cannot otherwise tender your shares on a timely basis, you may act through a broker, bank, or other eligible institution to tender your shares by using the procedure for guaranteed delivery. See THE OFFER--PROCEDURES FOR TENDERING SHARES.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES AND UNTIL WHAT TIME CAN I WITHDRAW THEM?

You can withdraw previously tendered shares at any time until the expiration date of the offer, including any extension. To withdraw tendered shares you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to the Depositary while you still have the right to withdraw the tendered shares. Once withdrawn, you may re-tender shares only by again following one of the delivery procedures prior to the expiration of the offer, or any subsequent expiration date if the offer is extended. See THE OFFER--WITHDRAWAL RIGHTS.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES AND I AM A UNITED STATES PERSON?

Under federal tax provisions, for most stockholders who are United States persons, the sale of the shares in connection with the offer will generally result in a taxable capital gain or loss based on the difference between the $1.10 per share offer price (or such higher price as is paid in the offer) and the tax basis of the shares tendered. Such gain or loss would be taxed at long-term or short-term rates depending on the time you have held your shares that you tender. It is possible, however, depending upon your individual circumstances, that special tax rules may apply to alter your tax treatment and you should consult your tax advisor prior to electing to tender your shares in the offer. To avoid backup withholding of United States federal income tax at a 30% rate, stockholders who are United States persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal. Non-United States holders should submit a properly completed Internal Revenue Service ("IRS") Form W-8BEN to the Depositary to avoid such backup withholding. See THE OFFER--MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

HAVE ANY OF THE COMPANY'S STOCKHOLDERS COMMITTED TO TENDERING THEIR SHARES?

Yes. Certain stockholders who own 20,787,032 shares of the outstanding stock of the Company (which represents approximately 45% of the outstanding shares on a fully diluted basis) have agreed to tender their shares into the offer, subject to certain conditions. In addition, the Company has been advised that the rest of its officers and directors will tender their shares so long as doing so does not create potential liability for them pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See INTRODUCTION and THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS.

IS THERE ANY PENDING LITIGATION RELATED TO THE TENDER OFFER?

On July 19, 2002, a complaint entitled SRZ TRADING V. LANTE CORPORATION ET. AL, C.A. 19767NC, was filed with the Court of Chancery in New Castle County, Delaware. The complaint, which names the Company and current and former members of its board of directors as defendants, alleges that the defendants breached their fiduciary duties by failing to seek bids or "shop" the Company, and that the Acquisition Agreement may have been entered into for the purpose of enriching the Company's management and principal stockholders at the expense of the public stockholders. The plaintiff alleges that the purported breaches of fiduciary duty resulted in an agreement to sell the Company at an inadequate price per share. The complaint seeks, INTER ALIA, an injunction preventing consummation of the transaction or rescission of the transaction if it is completed. We have not been named as a defendant in the action. The Company believes that the allegations in the complaint lack merit and intends to vigorously defend this litigation.

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WHAT HAPPENS IF I DECIDE NOT TO TENDER?

If you do not tender and the Merger takes place, you will be entitled to receive $1.10 per share (or such higher price as is paid in the offer) (assuming you do not exercise your appraisal rights under Delaware law). Therefore, if the Merger is completed, the only differences between tendering your shares and not tendering your shares are that you will be paid earlier if you tender and will be entitled to rights of appraisal in connection with the Merger if you do not tender. On completion of the offer, we will own a majority of the Company's issued and outstanding stock. We are contractually committed to vote these shares in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby. Consequently, unless there is a failure of one of the conditions to the Merger, if the offer is completed, the Merger will be completed. See THE OFFER--CONDITIONS OF THE OFFER.

IS THE FINANCIAL CONDITION OF SBI MATERIAL TO MY DECISION?

We do not believe that our financial condition is material to your decision whether or not to tender your shares of Company common stock since the offer is solely for cash and the offer is not subject to a financing condition. Furthermore, the offer is for all of the outstanding shares of the Company common stock and, on completion of the Merger, any remaining stockholders of the Company, other than us and those stockholders validly exercising their right to appraisal of their shares under Delaware law, will only be entitled to receive cash for their shares.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

You can call Georgeson Shareholder Communications, Inc., which is acting as Information Agent, at (800) 947-2514, to ask questions about the offer and the procedures for tendering your shares.

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                                  INTRODUCTION

This tender offer is being made by the Purchaser, SBI Acquisition Corp., and is the initial step in our acquisition of all of the outstanding stock of the Company. The tender offer is for all of the outstanding common stock, par value $0.01 per share, of the Company at an offer price of $1.10 per share. We are making the tender offer pursuant to the provisions of the Acquisition Agreement between us and the Company. The Acquisition Agreement was negotiated at arms length between us and the Company and approved by our board and the board of directors of the Company. The Acquisition Agreement was signed as of July 18, 2002, and publicly announced on July 19, 2002.

The Acquisition Agreement was entered into by SBI and Company, SBI Acquisition Corp., a wholly-owned subsidiary that was formed for the purpose of completing the acquisition, and the Company. The Agreement provides for us to make the tender offer for all of the outstanding shares of common stock, par value $0.01 per share, of the Company at a cash offer price of $1.10 per share. This offer is subject to satisfaction of the Minimum Condition, as well as certain other conditions. Based on the capitalization of the Company on July 16, 2002, the number of shares that must be validly tendered and not withdrawn to satisfy the Minimum Condition is 23,081,513, and we do not expect it to change materially. Subject to certain conditions, we have obtained the agreement of holders of 20,787,032 shares to tender their shares (which represents approximately 45% of the outstanding shares on a fully diluted basis) into the offer and the Company has been advised that its remaining officers and directors intend to tender their shares into the offer, unless to do so would create potential liability pursuant to Section 16 of the Exchange Act.

If the offer is successfully completed, the Acquisition Agreement provides for the merger of the Purchaser into the Company, with the Company being the surviving entity. The shares held by any remaining stockholders of the Company, other than us and those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be converted into the right to receive $1.10 per share (or such higher price as is paid in the offer) in the Merger. Consequently, if the Merger is completed, the only differences between tendering your shares into this offer and not tendering your shares are that you will receive your money more quickly if you tender and will be entitled to appraisal rights in connection with the Merger if you do not tender. On completion of the Merger, the Company will cease to be publicly-held, will no longer file periodic reports with the SEC, and will not have a trading market for its shares. This may occur even if the Merger is not completed in the event that the number of stockholders of the Company are reduced below certain minimum levels as a result of the completion of the offer. In addition, the common stock of the Company could be de-listed from the Nasdaq National Market subsequent to the consummation of the offer and prior to the Merger in the event that the Company fails to meet the minimum continued listing requirements of the Nasdaq National Market. The Company will continue its business subsequent to the completion of this offer as our majority-owned subsidiary and, subsequent to the Merger, as our wholly-owned subsidiary.

The board of directors of the Company approved the Acquisition Agreement and has determined that this offer and the Merger are fair to, and in the best interests of, the Company and its stockholders. The Company is recommending that its stockholders tender their shares into the offer.

The Company retained William Blair & Company, L.L.C. ("William Blair") to assist it in exploring strategic alternatives and evaluating proposals received by the Company, including our proposal. The Company concluded that our proposal was the most favorable to the Company and its stockholders and William Blair provided an opinion to the board of directors of the Company dated July 18, 2002 that the $1.10 per share to be received by the stockholders of the Company in the tender offer and Merger was fair, from a financial point of view, to the stockholders of the Company. The recommendation of the Company and the fairness opinion provided by William Blair are described in the Solicitation/Recommendation Statement of the Company on Schedule 14D-9, which is being mailed to the stockholders of the Company together with this Offer to Purchase. Stockholders are urged to read the Solicitation/Recommendation Statement in its entirety prior to making a decision to tender their shares in this offer.

This tender offer will be open until Midnight, Eastern Time, on August 28, 2002. Stockholders of the Company wishing to tender their shares in the offer must submit the Letter of Transmittal and other appropriate documentation prior to that time unless the offer is extended. If the offer is extended, we will make a public announcement of the extension by 9:00 a.m. Eastern Time on the day after the offer is due to expire.

On successful completion of the tender offer, we are entitled to appoint at least a majority of the board of directors of the Company and will have effective control of its business and operations. The Acquisition Agreement requires us to proceed with the Merger and, to the extent required, to vote all of the Company's shares acquired by us in the tender offer in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby. On completion of the Merger, we will have complete ownership and control of the Company. If we acquire at least 90% of the issued and outstanding shares of common stock of the Company in the tender offer, the vote of the Company's stockholders would not be required to effect the Merger under Delaware law and the Merger would be completed shortly after the closing of the tender offer. If we acquire less than 90%, a vote of the Company's stockholders would be required in order to effect the Merger and the Company would prepare and disseminate a proxy or information statement to its stockholders. However, we will hold a majority of the outstanding common stock and are contractually obligated to vote the shares in favor of the adoption and approval of the Acquisition Agreement and the transactions contemplated thereby, so that the requisite stockholder vote would be obtained and the Merger would be completed absent the failure of another contractual condition.

The name of the Company is Lante Corporation, a Delaware corporation, and its principal executive offices are located at 600 West Fulton Street, Chicago, Illinois 60661. Its telephone number is (312) 696-5000. This tender offer is for all of the outstanding shares of common stock, par value $0.01 per share, of the Company. The common stock of the Company is traded on the Nasdaq National Market under the symbol "LNTE." As of July 16, 2002, there were 37,379,367 shares of the common stock outstanding.

This offer is being made by SBI Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned, subsidiary of SBI and Company, a Utah corporation. SBI and Company is, in turn, a wholly-owned subsidiary of SBI Holdings Inc., a Utah corporation. The business address for each entity is 2825 East Cottonwood Parkway, Suite 480, Salt Lake City, Utah 84121. The business telephone number is
(801) 733-3200. The name and business address of each person controlling us and the name, business address, citizenship, principal occupation, and employment history for the past five years of our executive officers and directors, and those of the persons, controlling us, is included on Schedule "A" attached hereto and incorporated herein by this reference.

THIS OFFER TO PURCHASE AND THE ENCLOSED TRANSMITTAL LETTER CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION TO TENDER YOUR SHARES.

                                   THE COMPANY

The following is a brief summary of certain information concerning the Company derived from its periodic reports filed with the SEC. Additional information, including the financial statements of the Company, are contained in the periodic reports filed by the Company with the SEC. See ADDITIONAL INFORMATION. Holders of common stock should carefully review these periodic reports in making their decision whether or not to tender their shares in the offer.

The Company is a technology consulting company founded in 1984. The Company provides consulting services with respect to Internet-based business-to-business connections and other developing technology.

Throughout 2001, demand for information technology services declined, not only for the Company but for much of the technology consulting sector. The competitive landscape changed dramatically as several of the competitors of the Company combined with one another or ceased operations altogether. Systems integration work became more commoditized with an excess supply of consultants, which resulted in downward rate pressure throughout the year. Excess capacity caused many companies, including the Company, to lay off personnel and rationalize office space in order to reduce costs.

The Company completed an acquisition of key assets from Luminant Worldwide Corporation, a Texas-based corporation providing electronic commerce professional services, on January 8, 2002. Following the integration of Luminant's assets and the resizing of the combined organization through July 2002, the Company has approximately 125 billable employees and a total employee base of approximately 165. The Company has offices in Chicago, Dallas, Houston, New York, and Seattle.

As of July 16, 2002, there were 37,379,367 shares of the Company's common stock issued and outstanding. We are offering to acquire all of the outstanding shares of common stock at a cash price of $1.10 per share. The Company's common stock is listed on the Nasdaq National Market under the symbol "LNTE." On July 18, 2002, the day before we first announced the Acquisition Agreement, the last reported sale price of the common stock was $0.55 per share. Stockholders are urged to obtain current market prices for the common stock before tendering their shares.

FORWARD-LOOKING INFORMATION

This document contains and incorporates by reference statements that are not historical facts and constitute projections, forecasts, and forward-looking statements with respect to the Company's businesses, financial conditions and results of operations. These projections, forecasts, and forward-looking statements are also found in the Company's public filings, including annual and quarterly reports under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

      o the Company has continually operated at a loss since becoming public;
      o the Company's client base is highly concentrated and loss of a small number of clients could have a material adverse effect on its business and results of operations;
      o there has been substantial turnover in the Company's management team;
      o     risks associated with the integration of Luminant;
      o the general adverse market conditions in the industry in which the Company is active;
      o     intense competition in the Company's industry; and
      o other risks, including those detailed from time to time in the Company's press releases, reports to stockholders and filings with the SEC. See THE OFFER and ADDITIONAL INFORMATION.

These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from those contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this Offer to Purchase. You are cautioned not to place undue reliance on these projections, forecasts and forward-looking statements.

PRICE RANGE OF COMMON STOCK

The common stock of the Company is listed on the Nasdaq National Market under the symbol "LNTE." The following table sets forth the last sales price of the common stock as reported by Nasdaq, for the fiscal quarters indicated:

         Quarter Ended                      High              Low
         -------------                      ----              ---

         September 30, 2000                 $  26.38          $  4.13
         December 31, 2000                  $   4.88          $  1.19
         March 31, 2001                     $   3.28          $  1.38
         June 30, 2001                      $   1.55          $  0.73
         September 30, 2001                 $   1.20          $  0.69
         December 31, 2001                  $   1.21          $  0.61
         March 31, 2002                     $   1.40          $  0.90
         June 30, 2002                      $   1.12          $  0.58
         July 1 through July 30, 2002       $   1.08          $  0.52

On July 18, 2002, the last trading day prior to the announcement of the Acquisition Agreement, the last reported sale price of the common stock on Nasdaq was $0.55 per share. On July 30, 2002, the last day before the commencement of this tender offer, the last reported sale price of the common stock on Nasdaq was $1.07. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE COMMON STOCK PRIOR TO TENDERING YOUR SHARES.

                                    THE OFFER

NUMBER OF SHARES; EXPIRATION DATE

On the terms and subject to the conditions described herein and in the accompanying Letter of Transmittal, we are offering to purchase all of the outstanding shares of common stock of the Company at a cash purchase price of $1.10 per share. As of July 16, 2002, there were 37,379,367 shares outstanding. If you tender certificates registered in your name directly to the Depositary, you will not be obligated to pay brokerage commissions or solicitation fees on the sale of your shares into this offer. If you hold your shares through a broker, bank, or other intermediary, you should consult with such holder to determine any fees that may be applicable if you tender your shares through it. The expiration date of the offer is Midnight, Eastern Time, on August 28, 2002, unless the offer is extended, in which case we will make a public announcement of the extended date. The offer is conditioned on at least a majority of the outstanding shares of common stock, calculated on a fully diluted basis, being validly tendered and not withdrawn prior to the expiration of the offer. At July 16, 2002, this number was 23,081,513 shares and we do not expect it to change materially. The offer is also subject to certain other conditions. See the discussion under CONDITIONS OF THE OFFER below. If your shares are accepted, you will be entitled to receive a cash payment of $1.10 per share that will be paid promptly after the closing of the offer.

We have entered into a Stockholders Agreement, dated as of July 18, 2002, with the stockholders of the Company identified on Schedule 1 thereto (the "Stockholders Agreement") which Stockholders Agreement is incorporated herein by reference and a copy of which has been filed as Exhibit (d)(2) to the Schedule TO. Such stockholders own 20,787,032 shares (which represents approximately 45% of the outstanding shares on a fully diluted basis). Pursuant to the Stockholders Agreement such stockholders have agreed, subject to certain conditions, to tender the shares held by them into this offer. In addition, the Company has been advised that the remaining directors and executive officers of the Company intend to tender the shares held by them into this offer, unless to do so would create potential liability pursuant to Section 16 of the Exchange Act.

Subject to the applicable regulations of the SEC and the provisions of the Acquisition Agreement and the Commitment Letter, we expressly reserve the right to: (i) extend the period during which tenders can be made and accepted; (ii) provide a subsequent offering period during which tenders will be immediately accepted; (iii) terminate the offer and not accept for payment any shares upon the occurrence of any of the conditions specified in CONDITIONS OF THE OFFER below; and (iv) waive any condition or otherwise amend the offer in any respect, by giving oral or written notice of such extension, delay, termination, waiver, or amendment to the Depositary and, to the extent required by governing law, by making a public announcement thereof. The Acquisition Agreement and the Commitment Letter prohibit us from waiving or changing, without the consent of the Company or the Lenders, as applicable, the Minimum Condition, changing the form of consideration, decreasing the offer price or the number of shares subject to the offer, imposing additional conditions on the offer, modifying any conditions to the offer in a manner adverse to holders of Company shares, making any other change in the offer that is in any manner adverse to holders of Company shares, or extending the offering period unless the Minimum Condition or another condition to closing has not been satisfied or waived. Any extension, delay, termination, or amendment to the offer will be followed as promptly as practicable by a public press release or mailing a notice to all stockholders, or by the Company filing a Form 8-K. In the case of an extension or a subsequent offering period, the announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the offer. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by a press release issued no later than 9:00 a.m. on the next business day after the termination of the initial offering period.

In the event that we do not receive valid tenders for at least 90% of the outstanding shares of common stock of the Company prior to the expiration of the offer, we anticipate providing for a subsequent offering period. In the event of a subsequent offering period, all shares tendered prior to the then current expiration date of the offer would be accepted for payment and the withdrawal rights with respect to such shares would be eliminated. All shares tendered during the subsequent offering period would be accepted immediately upon the tender, without withdrawal rights. The subsequent offering period would be for a period of time established by us in accordance with the applicable SEC requirements, ranging from 3 to 20 business days. The consideration paid by us for shares tendered during the subsequent offering period would be the same as the offer price of $1.10 per share (or such higher price as is paid in the initial offering period including extensions). In the event that we provide a subsequent offering period, we will issue a press release or otherwise make a public announcement.

If we make a material change in the terms of the offer or other information concerning the offer, or if we waive a material condition of the offer, we may be required to extend the offer. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in the offer price or a change in the number of shares sought, generally depends on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in the offer price or a change in the number of shares subject to the offer, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID TO STOCKHOLDERS WITH RESPECT TO THE OFFER PRICE, REGARDLESS OF ANY EXTENSION OF THE OFFER PERIOD OR DELAY IN PAYMENT OF THE OFFER PRICE.

If, prior to the expiration date, we decide to change, with the consent of the Company, the consideration being offered in the offer, such change will be applicable to all stockholders whose shares are accepted for payment pursuant to the offer, whether they have tendered their shares before or after the change.

For purposes of this offer, a "business day" means any day other than Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

Under applicable law, we may not make any purchases, or arrange for any purchases, of the common stock or any right to purchase the Company's common stock, otherwise than pursuant to the offer, until at least ten business days after the expiration date of the offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of common stock whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) all outstanding shares of the Company's common stock that are validly tendered and not withdrawn prior to the expiration date of the offer. All questions as to the satisfaction of the procedures for tender or withdrawal will be determined by us in our discretion, which determination will be final and binding. See NUMBER OF SHARES; EXPIRATION DATE AND CONDITIONS OF THE OFFER.

Promptly after the expiration date, we will accept for payment, and pay a purchase price in cash of $1.10 per share (or such higher price as is paid in the offer) for, the shares of common stock validly tendered and accepted by us.

For purposes of the offer, we will be deemed to have accepted for payment (and thereby purchased) shares of common stock validly tendered and not withdrawn as, if, and when we give oral or written notice to the Depositary of our acceptance for payment of such shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for shares accepted for purchase will be made by deposit of the purchase price with the Depositary, which will act as the agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose shares have been accepted for payment. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (i) certificates evidencing the shares (the "Certificates"), a timely confirmation of the book-entry transfer of the shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") or a timely confirmation from the Book-Entry Transfer Facility of the tender of the shares through the Book-Entity Transfer Facility's automated tender offer program (the "Automated Tender Offer Program"); (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal, together with all required signature guarantees), an Agent's Message (as defined below) in the case of a book-entry transfer or the ATOP Acknowledgment (as defined below) in the case of a tender through the Automated Tender Offer Program; and (iii) any other documents required by the Letter of Transmittal.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent the program is available to them for the shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against the stockholder (such acknowledgment being the "ATOP Acknowledgment").

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares or is unable to accept for payment or pay for shares pursuant to the offer for any reason, then, without prejudice to the Purchaser's rights under the offer (including such rights as are set forth in NUMBER OF SHARES; EXPIRATION DATE and CONDITIONS OF THE OFFER (but subject to compliance with Rule 14e-1(c) under the Exchange Act)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in WITHDRAWAL RIGHTS.

If any tendered shares are not purchased pursuant to the offer for any reason, share certificates will be returned, without expense to the tendering stockholder (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in PROCEDURES FOR TENDERING SHARES, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the offer.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or an exemption therefrom, is submitted.

PROCEDURES FOR TENDERING SHARES

In order for a holder of shares of common stock of the Company to validly tender shares pursuant to the offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of the tender of shares through the Automated Tender Offer Program, an ATOP Acknowledgment and any other documents required by the Letter of Transmittal (or in the case of book-entry transfer, the Agent's Message), must be received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase and either the share certificates evidencing tendered shares must be received by the Depositary at one of such addresses (or such shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a confirmation of a book-entry transfer of such shares (a "Book-Entry Confirmation") must be received by the Depositary or such shares must be delivered through the Automated Tender Offer Program in accordance with the procedures established by the Book-Entry Transfer Facility) in each case, prior to the expiration date of the offer; or (ii) prior to the expiration of the offer, the tendering stockholder must comply with the guaranteed delivery procedures described below. If your shares are held in a brokerage account or in the name of a bank, trust, or other holder on your behalf, you need to instruct such holder to tender your shares on your behalf or obtain a certificate registered directly in your name. As a result of delays inherent in obtaining a certificate registered directly in your name, you may be unable to submit your certificates to the Depositary prior to the expiration date if you elect this method. In such event, your shares would not be accepted for payment.

A STOCKHOLDER WHO HOLDS SHARES THROUGH A BROKER OR BANK IS URGED TO CONSULT THE BROKER OR BANK TO DETERMINE WHAT TRANSACTION COSTS ARE APPLICABLE IF THE STOCKHOLDER TENDERS SHARES THROUGH THE BROKER OR BANK AND NOT DIRECTLY TO THE DEPOSITARY.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND USING PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this paragraph, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the shares) or shares tendered with the Letter of Transmittal, unless such registered holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if the shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal, on all certificates endorsed to a person other than the registered holder(s) thereof and on all stock powers must be guaranteed by an Eligible Institution. An "Eligible Institution" means any one of the following: (1) banks (as defined in Section 3(a) of the Federal Deposit Insurance Act, as amended); (2) brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange Act); (3) credit unions (as defined in Section 19(b)(1)(A) of the Federal Reserve Act, as amended); (4) national securities exchanges, registered securities associations and clearing agencies (as used under the Exchange Act); and (5) savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act, as amended), which, in each case, are members of an approved Signature Guarantee Medallion Program. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the share certificate, with the signature(s) on such share certificate or stock powers guaranteed by an Eligible Institution.

BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer, or ATOP Acknowledgment in the case of a tender through the Automated Tender Offer Program, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date of the offer; or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against the participant.

GUARANTEED DELIVERY. If a stockholder desires to tender shares of common stock pursuant to the offer and the share certificates are not immediately available, the stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the expiration date, or the stockholder cannot comply with the book-entry transfer procedures or the Automated Tender Offer Program procedures of the Book-Entry Transfer Facility on a timely basis, the shares may nevertheless be tendered, provided that all the following conditions are satisfied:

         (a)      the tender is made by or through an Eligible Institution;

         (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form included with this offer, is received prior to the expiration date by the Depositary as provided below; and

         (c) the share certificates (or a Book-Entry Confirmation or confirmation from the Book-Entry Transfer Facility of delivery through the Automated Tender Offer Program), in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees or in the case of a book-entry transfer, an Agent's Message, or in the case of delivery through the Automated Tender Offer Program, an ATOP Acknowledgment, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery.

APPOINTMENT. By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares tendered by such stockholders and accepted for payment by us and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares. Such appointment and powers will be considered coupled with an interest in the tendered shares. Such appointment will be effective when, and only to the extent that, we accept for payment shares tendered by such stockholder as provided herein. Such acceptance for payment shall, without further action, revoke any prior powers of attorney and proxies granted by the tendering stockholder at any time with respect to such shares (and all shares and any other securities issued in distributions in respect of such shares), and no subsequent powers of attorney, proxies or revocations may be given by the tendering stockholder with respect thereto (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such shares and other securities or rights, including, without limitation, in respect of any annual, special, or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able to exercise full voting, consent, and other rights with respect to such shares and other related securities or rights, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY. All questions as to the number of shares to be accepted, the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us in our discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the terms of the Acquisition Agreement, to waive any condition of the offer or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Neither we, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

LOST, DESTROYED, OR STOLEN CERTIFICATES. If any certificates for the shares have been lost, destroyed, or stolen, stockholders should contact the Depositary immediately at the address and telephone number set forth on the back cover of this Offer to Purchase. In such event, the Depositary will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed, or stolen certificates. The purchase price with respect to the relevant shares will not be paid until the procedures for replacing lost, destroyed, or stolen certificates have been followed.

TO PREVENT BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH UNITED STATES PERSON WHO IS A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT THE STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL OR ESTABLISH THAT IT IS ENTITLED TO AN EXEMPTION FROM BACKUP WITHHOLDING IN THE MANNER REQUIRED. NON-UNITED STATES STOCKHOLDERS SHOULD SUBMIT A COMPLETED IRS FORM W-8BEN TO AVOID BACKUP WITHHOLDING IN THE UNITED STATES. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS THAT WOULD OTHERWISE BE MADE TO THE STOCKHOLDER.

TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that you own the shares, free and clear of any claim or encumbrance, and have full right and authority to sell the shares to us without the consent of any other person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between you and us according to the terms and conditions of the offer.

CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US MAY NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE MAY NOT BE DEEMED TO BE VALIDLY TENDERED.

WITHDRAWAL RIGHTS

The tender of shares into the offer is irrevocable except that tendered shares may be withdrawn at any time prior to Midnight, Eastern Time, August 28, 2002, unless the offer is extended, in which event shares may be withdrawn any time prior to the newly established expiration date. If tendered shares are not accepted for payment and paid for by us pursuant to the offer on or before September 30, 2002, such shares may be withdrawn. If the offer is extended, if we delay in our acceptance for payment of shares, or if we are unable to accept shares for payment pursuant to the offer, the Depositary may, nevertheless, on our behalf, retain tendered shares, and the shares remain subject to acceptance by us except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Shares tendered during a subsequent offering period will be immediately accepted and not subject to withdrawal.

For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be received by the Depositary in a timely manner at the address set forth on the back cover of this offer. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the certificate number shown on the certificates must be submitted to the Depositary and unless the shares have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer or the Automated Tender Offer Program in accordance with this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with such Book-Entry Transfer Facility's procedures. No withdrawal rights will apply to shares tendered into a subsequent offering period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a subsequent offering period under Rule 14d-11 with respect to shares tendered in the offer and accepted for payment. See NUMBER OF SHARES; EXPIRATION DATE.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our discretion, and our determination will be final and binding. We are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and we will not incur any liability for failure to give any such notification.

Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer and, if certificates representing such shares have been submitted, they will be returned in accordance with the instructions of the withdrawing stockholder. Withdrawn shares may be re-tendered for purposes of the offer prior to the expiration date by following one of the procedures described in PROCEDURES FOR TENDERING SHARES.

CONDITIONS OF THE OFFER

The tender offer is conditioned on the satisfaction of the Minimum Condition. Based on the issued and outstanding common stock of 37,379,367 shares and outstanding options to acquire up to an additional 8,783,658 shares as of July 16, 2002, the number of shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition is 23,081,513. Subject to certain conditions, we have obtained the agreement of holders of 20,787,032 shares (which represents approximately 45% of the outstanding shares on a fully diluted basis) to tender their shares into the offer and the Company has been advised that its remaining officers and directors intend to tender their shares into the offer, unless to do so would create potential liability pursuant to Section 16 of the Exchange Act.

Notwithstanding any other provision of the offer, it is conditioned on, and we shall have the right to amend or terminate the offer and not accept for payment or pay for any shares tendered if any of the following conditions exist:

      (1) any order, decree, ruling, judgment, injunction, statute, rule, or regulation has been promulgated, entered, enforced, enacted, or issued by any Governmental Entity of competent jurisdiction, that has the effect of (A) prohibiting or materially limiting the ownership or operation by the Company or us, or any of its or our respective subsidiaries of all or any material portion of the business or assets of the Company or any of its subsidiaries or compelling the Company or us, or any of its or our respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or us, or any of its or our respective subsidiaries, (B) prohibiting or making illegal the consummation of the offer or consummation of the Merger or the other transactions contemplated by the Acquisition Agreement, or (C) materially limiting our rights of ownership or of any of our affiliates with respect to the Company common stock; PROVIDED THAT, we will have used commercially reasonable efforts to resist, resolve, defend against, or lift, as applicable, such order, decree, ruling, judgment, injunction, statute, rule, regulation, or legislation;

      (2) (A) the representations of the Company contained in the Acquisition Agreement are not true and correct as of the expiration date of the offer or if such representations speak as of an earlier date, as of such earlier date, or
(B) the Company will have failed to comply in all material respects with its covenants and agreements contained in the Acquisition Agreement, except, in either such case to the extent that the breach thereof would not reasonably be expected to have a Company Material Adverse Effect;

      (3) any applicable waiting period under the Hart-Scott-Rodino Act relating to the offer and the Merger will not have expired or been terminated and all material consents, approvals, and authorizations required to be obtained prior to the consummation of the offer and the Merger, from any Governmental Entity, will not have been obtained;

      (4) (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market,
(B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) a commencement of or material: acceleration or worsening of a war, armed hostilities, acts of terrorism, or other national or international crisis involving the United States, that individually or in the aggregate, has a Company Material Adverse Effect, or (D) a material limitation (whether or not mandatory) by any Governmental Entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States; or

      (5) the Acquisition Agreement will have been terminated in accordance with its terms.

Subject to the terms of the Acquisition Agreement, the foregoing conditions are for our sole benefit and may be asserted by or may be waived by us in whole or in part at any time and from time to time prior to the expiration date, in our reasonable discretion. Under the terms of the Acquisition Agreement, (a) we can, and at the request of the Company will, extend the offer from time to time beyond the then current expiration date if any of the conditions to the offer set forth in clauses (1), (2), (3) and (4) above will not be satisfied or waived as of that date, until those conditions have been satisfied or waived; provided that if any of the conditions to the offer set forth in clause (2) above will not be satisfied or waived, we may (but are not required to) extend the expiration date of the offer beyond the then current expiration date; provided further, that if all conditions other than the Minimum Condition are satisfied or waived, we may on one occasion extend the offer beyond the then current expiration date for a period of up to 20 business days, and (b) we will extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer; provided, however, that the expiration date of the initial offering period will not in any event be extended beyond October 1, 2002.

PURPOSE AND CONSEQUENCES OF THE TENDER OFFER

The intent of the tender offer is to enable us to acquire complete ownership of the Company, thereby terminating the ownership interest of current stockholders. This offer is being made pursuant to the Acquisition Agreement and is intended to assure that the Merger can be completed. The Merger is intended to result in our ownership of all of the equity of the Company. The purchase of shares in this tender offer will reduce the number of shares available for public trading and could adversely affect the liquidity for, and the value of, shares held by any remaining public stockholders. On completion of the Merger, or if the number of stockholders of the Company is reduced below 300 and the Company makes an appropriate application with the SEC, the Company's reporting obligations as a publicly-held company would be terminated and the public market for its common stock eliminated.

Depending upon the number of shares purchased pursuant to this offer, the shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. for continued inclusion on the Nasdaq National Market. Inclusion on Nasdaq requires that an issuer either: (i) have at least 750,000 publicly-held shares, held by at least 400 round lot stockholders, with a market value of at least $5,000,000, stockholders' equity of at least $10,000,000 or net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4,000,000, have two market makers for the shares, and have a minimum bid price of $1.00; or (ii) have at least 1,100,000 publicly-held shares, held by at least 400 round lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $3.00, have four market makers for the shares, and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000 for the most recently completed fiscal year or two of the last three most recently completed fiscal years. If the Company fails to meet these requirements, its common stock could be de-listed from Nasdaq. On June 3, 2002, Nasdaq notified the Company via letter that the Company had failed to satisfy the minimum bid price of $1.00 per share for 30 consecutive trading days. In the event that the Company's common stock does not trade over the minimum bid price of $1.00 per share for a minimum of 10 consecutive trading days prior to September 3, 2002, Nasdaq would proceed to terminate the listing.

If the Nasdaq National Market and the Nasdaq SmallCap Market were to cease to publish quotations for the shares, it is possible that the shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

EXCHANGE ACT REGISTRATION. The Company's shares of common stock are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to seek to cause the Company to apply for termination of registration of the shares under the Exchange Act as soon after the completion of this offer as the requirements for such termination are met unless we are then proceeding with the Merger. If the Nasdaq National Market listing and the Exchange Act registration of the shares are not terminated prior to the Merger, then the shares will be de-listed from the Nasdaq National Market and the registration of the shares under the Exchange Act will be terminated following the consummation of the Merger.

The shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit using the shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the offer, the shares of common stock of the Company will no longer qualify as margin securities and, consequently, could not be used to secure loans made by brokers.

Stockholders of the Company who sell their shares into this offer will cease to have any equity interest in the Company and will no longer participate in its potential for earnings and any future growth. If the Merger is consummated, the equity interests of any remaining stockholders of the Company, other than us and those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be eliminated in exchange for the right to receive cash consideration pursuant to the Merger. Stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their shares in this offer or the subsequent Merger.

The primary benefits of the offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their shares for cash at a price which represents a premium of approximately 100% over the closing market price of the common stock on the last full trading day prior to the public announcement of the Acquisition Agreement.

PLANS FOR THE COMPANY. Pursuant to the terms of the Acquisition Agreement, promptly upon the purchase of and payment for any shares tendered into this offer, we are entitled to appoint at least a majority of the board of directors of the Company, subject to the requirement in the Acquisition Agreement that until the effective time of the Merger at least three members of the Company's board of directors will be current incumbents who qualify as independent directors and who are not current or former executive officers of the Company.

We intend to continue to evaluate the business and the operations of the Company during the pendency of this offer. After consummation of the offer, we intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management, and personnel and will consider, subject to the terms of the Acquisition Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors, management, or dividend policy, although, except as disclosed above, we have no current plans with respect to any such matters.

The Acquisition Agreement provides that the directors and officers of the Purchaser at the effective time of the Merger will be the initial directors and officers of the Surviving Corporation (as defined in the Acquisition Agreement).

FINANCIAL FAIRNESS OF THE OFFER

The board of directors of the Company approved the Acquisition Agreement and has determined that this offer and the Merger are fair to, and in the best interests of, the Company and its stockholders. The board of directors of the Company has received the opinion of William Blair dated July 18, 2002, that the $1.10 per share to be received by the stockholders of the Company in the tender offer and the Merger is fair, from a financial point of view, to the stockholders of the Company. Based on the foregoing, the board of directors of the Company recommends that the stockholders of the Company tender their shares into the offer. The recommendation of the Company and the fairness opinion provided by William Blair are described in more detail in the Solicitation/Recommendation Statement of the Company on Schedule 14D-9, which is being mailed to the stockholders of the Company together with this Offer to Purchase. Stockholders are urged to read the Solicitation/Recommendation Statement in its entirety prior to making a decision to tender their shares into this offer, as such statement contains important information.

STOCKHOLDERS AGREEMENT

We have entered into the Stockholders Agreement with a director and certain other significant stockholders of the Company, who collectively hold 20,787,032 shares, which represents approximately 45% of the outstanding shares on a fully diluted basis. See THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS. Except as set forth elsewhere in this Offer to Purchase: (a) neither we nor, to our knowledge, any of the persons listed in Schedule "A" to this Offer to Purchase or any of our associates, beneficially owns or has a right to acquire any shares or any other equity securities of the Company; and (b) neither us, nor, to our knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the shares or any other equity securities of the Company during the past 60 days. Except as provided by the Acquisition Agreement or as described in this Offer to Purchase, neither we, nor, to our knowledge, any of the persons listed in Schedule "A" to this Offer to Purchase, has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan, or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents, or authorizations). Except as set forth in this Offer to Purchase, we have not and, to our knowledge, none of the persons listed on Schedule "A" to this Offer to Purchase has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the SEC applicable to this offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations, or transactions between us or, to our knowledge, any of the persons listed in Schedule "A" to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, or acquisition, tender offer, or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL. The following summary of material United States federal income tax consequences of the purchase of shares pursuant to this offer applies only to stockholders who are "United States Persons" (as defined below) and is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary is included for general information purposes only and does not attempt to describe all of the possible tax consequences that could result from this offer. Your tax treatment may vary depending upon your individual circumstances and you are strongly advised to consult your own tax advisor with respect to the specific tax consequences to you of participating (or not participating) in the offer.

Sales of shares of common stock by stockholders of the Company pursuant to the offer will be taxable transactions for United States federal income tax purposes as to United States Persons. The transaction likely will also be a taxable transaction under applicable state, local, and foreign tax laws. No ruling as to any matter discussed in this summary has been requested or received from the United States Internal Revenue Service.

UNITED STATES TAX TREATMENT OF UNITED STATES PERSONS. As used herein, the term "United States Person" means a beneficial owner of shares of common stock that is: (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or
(iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code.

Under the Code, a sale of shares by a United States Person pursuant to the offer generally will be treated as a taxable transaction with respect to the tendering stockholder. Such a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the offer and the stockholder's adjusted basis in the shares sold. Generally, recognized gain or loss will be capital gain or loss, assuming the shares were held as capital assets, and will be long-term capital gain or loss if the shares have been held for more than one year. Certain types of stockholders, however (including insurance companies, tax-exempt organizations, financial institutions, broker dealers, stockholders who are not United States Persons, stockholders who acquired their shares upon the exercise of options or otherwise as compensation, and stockholders who hold their shares as part of a straddle, hedging, or similar transaction), may be subject to special rules not discussed herein.

Capital gain recognized by a United States Person who is an individual upon the sale of a capital asset that has been held for more than one year will generally be subject to United States federal income tax at a rate not to exceed 20%. Capital gain recognized from the sale of a capital asset held by such an individual for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer that is a United States Person will be subject to tax at the regular tax rates applicable to the corporation.

Capital losses recognized by an individual in any tax year may be used to offset capital gains for that year plus up to $3,000 in ordinary income for that year. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to offset capital gains plus $3,000 of annual ordinary income in any future taxable year. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of gains from the sale of capital assets. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and applied against capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

UNITED STATES BACKUP WITHHOLDING. "Backup withholding" at a rate of 30% will apply to payments made to stockholders pursuant to the offer unless: (i) in the case of a United States Person, the stockholder has furnished the stockholder's taxpayer identification number in the manner prescribed in applicable Treasury Regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding, and meets certain other conditions; or (ii) in the case of a stockholder that is not a United States Person, the stockholder has furnished proof of its non-United States Person status. Any amounts withheld from payments made to stockholders pursuant to the offer under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS.

To avoid the imposition of the backup withholding, stockholders who are United States Persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and stockholders who are non-United States Persons should submit to the Depositary Form W-8BEN. Stockholders should consult their tax advisors to determine whether or not they will be treated as a United States Person for purposes of backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE UNITED STATES FEDERAL INCOME TAX LAW AND OTHER RELEVANT AUTHORITIES NOW IN EFFECT, WHICH ARE SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL, NON-UNITED STATES OR OTHER TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

Under the terms of the Acquisition Agreement, (1) we can, and at the request of the Company will, extend the offer from time to time beyond the then current expiration date if any of the conditions to the offer set forth in clauses (i),
(ii), (iii) and (iv) of the annex to the Acquisition Agreement (and described above in THE OFFER-CONDITIONS OF THE OFFER) will not be satisfied or waived as of that date, until those conditions have been satisfied or waived; provided that if any of the conditions to the offer set forth in clause (ii) of the annex to the Acquisition Agreement will not be satisfied or waived, we may (but are not required to) extend the expiration date of the offer beyond the then current expiration date; provided further, that if all conditions other than the Minimum Condition are satisfied or waived, we may on one occasion extend the offer beyond the then current expiration date for a period of up to 20 business days, and (2) we will extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer; provided, however, that the expiration of the initial offering period will not be extended in any event beyond October 1, 2002. Subject to the terms of the Acquisition Agreement, we also reserve the right, in our discretion, to provide a subsequent offering period during which shares tendered would be immediately accepted and not subject to withdrawal. We currently expect to offer a subsequent offering period in the event that we have received tenders for less than 90% of the outstanding common stock on expiration of the offer. However, our plans may change and there can be no assurance that we will exercise our right to extend this offer or provide a subsequent offering period. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that such shares may be withdrawn. Subject to the terms of the Acquisition Agreement, we also expressly reserve the right, in our discretion, (a) to terminate the offer and not accept for payment any shares not theretofore accepted for payment or, subject to regulations under the Exchange Act which require us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified above in CONDITIONS OF THE OFFER by giving oral or written notice of such termination to the stockholders by making a public announcement thereof and
(b) at any time or from time to time, amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a press release. In the event of an extension of the offering period or our election to provide a subsequent offering period, we will issue a press release or otherwise make a public announcement, which notice will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares to the extent required by Rules 14d-4 and 14d-6 under the Exchange Act.

If we materially change the terms of this offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 14e-1 under the Exchange Act. This rule prescribes the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer. The length of such minimum period will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send, or give to holders of shares a notice that we will (a) increase or decrease the amount of the consideration payable or (b) increase (except for an increase not exceeding 2% of the outstanding subject shares) or decrease the percentage of subject shares sought.

                                   THE MERGER

The Acquisition Agreement provides for us to proceed with the Merger on successful completion of this offer, in the event that not all of the outstanding shares of the Company's common stock are tendered into this offer and acquired by us. The Acquisition Agreement provides for the merger of Purchaser into the Company in a transaction in which the Company will be the surviving corporation. In connection with the Merger, all of the outstanding shares of the common stock of the Company, other than those shares held by us or by those stockholders validly exercising their right to appraisal of their shares under Delaware law, will be converted into the right to receive $1.10 per share (or such higher price as is paid in the offer). All outstanding options to acquire common stock of the Company with an exercise price of less than $1.10 (or such higher price as is paid in the offer) will be converted into the right to receive the difference between the exercise price and $1.10 per share (or such higher price as is paid in the offer). All outstanding options with an exercise price of $1.10 per share (or such higher price as is paid in the offer) or more will be terminated. Subsequent to the Merger, we will be the sole equity owner of the Company.

In the event that we acquire at least 90% of the outstanding shares of common stock of the Company in this offer, the Merger will not require a vote of the Company's stockholders and no meeting of the stockholders of the Company will be called. In the event that we acquire less than 90%, the Acquisition Agreement and the transactions contemplated thereby must be adopted by the stockholders of the Company under applicable Delaware law. If a stockholder vote is required, the Company will set a record date, provide notice of the meeting to the stockholders, and prepare and file a proxy statement or an information statement with the SEC. On clearance by the SEC, the proxy statement or information statement will be mailed to the Company's stockholders.

In the event that a vote of the Company's stockholders is required to effect the Merger, the Acquisition Agreement requires us to vote the shares of Company common stock that we acquire in this offer in favor of the adoption of the Acquisition Agreement. Since the offer is conditioned on us obtaining at least a majority of the outstanding shares of common stock of the Company on a fully diluted basis, upon completion of the offer, we will own more than 50% of the outstanding shares of stock. Accordingly, we will have sufficient shares to assure the adoption of the Acquisition Agreement at the meeting of the Company's stockholders.

The completion of the Merger is subject to certain conditions as described under THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS--ACQUISITION AGREEMENT.

The Merger will be completed as quickly as practicable following the offer, in the event that a vote of the Company's stockholders is not required, or following the meeting of the stockholders of the Company, in the event that a stockholder vote is required.

APPRAISAL RIGHTS

Holders of the Company's common stock are not entitled to appraisal rights in connection with the tender offer.

If the Merger is consummated, however, holders of shares of common stock of the Company at the effective time of the Merger who do not vote in favor of, or consent to, the Merger will have rights under Section 262 of the General Corporation Law of the State of Delaware to demand appraisal of their shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The value so determined could be more or less than, or the same as, the price per share of common stock to be paid pursuant to the Merger. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262, a copy of which has been filed as Exhibit (f) to the Schedule TO. Failure to follow the steps that
Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

                 THE ACQUISITION AGREEMENT AND OTHER AGREEMENTS

BACKGROUND OF THE TRANSACTION

We continually explore and conduct discussions regarding strategic transactions that are consistent with our corporate strategies. In December 2001, we became aware that one of our competitors, Luminant Worldwide Corporation, had filed for bankruptcy and was seeking suitors for an acquisition. We considered making an acquisition proposal for Luminant, but ultimately determined not to do so.

In January of 2002, we learned that the Company had completed the acquisition of certain assets of Luminant and on January 30, 2002, Mr. Ty Mattingly, our executive vice president of business development called Mr. Rudy Puryear, the Company's president and chief executive officer, to suggest that the Company consider engaging in preliminary discussions regarding a possible business combination with us. Mr. Puryear indicated that the Company would be willing to engage in such discussions. During February, 2002, the parties conducted several additional informal discussions via telephone. However, the parties were unable to schedule a meeting to discuss a possible business combination on a more formal basis.

In the latter half of March, 2002, Mr. Mattingly called Mr. Puryear to follow-up on the previous discussions between the parties. At that time, Mr. Puryear informed Mr. Mattingly that the Company had retained the services of William Blair to assist the Company in considering its strategic alternatives. We contacted William Blair and indicated our interest in exploring the possibility for a business combination transaction with the Company. William Blair informed us of procedures established for the Company's consideration of its strategic alternatives and indicated to us that, absent a preemptive offer, we would be included in that process. William Blair also informed us that we were welcome to solicit a pre-emptive offer.

We later learned that, in April, 2002, the Company received an unsolicited non-binding indication of interest in a potential merger from another company and engaged in negotiations with the third party.

On May 30, 2002, William Blair called and informed us of the procedures established for the Company's consideration of its strategic alternatives. William Blair forwarded to us a one-page summary of the Company and a confidentiality agreement to be executed by us in order to receive the confidential descriptive memorandum. The confidentiality agreement was executed on June 3, 2002 and the confidential descriptive memorandum was forwarded to us on June 5, 2002.

By June 18, 2002, William Blair received our initial non-binding indication of interest of up to $32.5 million in cash, subject to certain conditions. Following the submission of our indication of interest, we were invited to conduct initial due diligence on the Company, which included direct discussions with senior management, direct discussions with certain members of the board of directors of the Company, and were provided access to confidential documents regarding the Company that were maintained in a data room.

On June 26, 2002, a face-to-face meeting between the Company and us was held at William Blair's offices in Chicago, during which there were discussions regarding the Company's business, cash requirements, and its potential integration with our business. This meeting was attended on our behalf by Messrs. Mattingly, Tim Pierce, our chief financial officer, and Mark Ostler, our vice president of finance, and on the Company's behalf by Messrs. Puryear, Bill Davis, the Company's chief financial officer, and Jack Kraft, the Company's chairman, and representatives from William Blair. Following this meeting, Messrs. Mattingly, Pierce and Ostler examined the materials made available to them in a data room.

On June 28, 2002, William Blair received our revised non-binding indication of interest of up to $37.0 million in cash, subject to certain conditions. Based upon our revised indication of interest, we were invited to perform more thorough due diligence between July 1, 2002 and July 11, 2002, including direct discussions with senior management and other key personnel of the Company, direct discussions with select members of the Company's board of directors, and access to confidential documents regarding the Company that were maintained in a data room. We were also given a draft acquisition agreement that was to be submitted with our requested revisions along with a final binding indication of interest on July 12, 2002.

On July 3, 2002, a second meeting between Company personnel and us was held at William Blair's offices in Chicago, during which there were discussions regarding the Company's various offices and personnel, and their potential integration with our business. This meeting was attended on our behalf by Messrs. Mattingly and W. E. Stringham, our chief executive officer, and on behalf of the Company by Mr. Puryear, Mr. Davis, Mr. Kraft, Ms. Karen Hamilton, Managing Director, Mr. Marvin Richardson, Managing Director, Mr. James Cowie, a director and a representative of Frontenac Company, one of the Company's largest stockholders, Mr. Mark Tebbe, one of the Company's directors, its founder and the Company's largest stockholder and representatives from William Blair. Following this meeting, Messrs. Mattingly and Stringham reviewed materials made available to them in a data room.

On July 10, 2002, another meeting between the Company and us was held at William Blair's offices in Chicago, during which there were further discussions regarding the Company's revenue backlog, near term cash requirements, personnel, and potential integration with our business. This meeting was attended by Mr. Mattingly on our behalf, and Messrs. Puryear, Kraft, and Richardson and Ms. Hamilton on behalf of the Company, and representatives from William Blair. In addition to the three face-to-face meetings during June and the first two weeks of July, our senior management and the Company's senior management communicated frequently.

On July 12, 2002, William Blair received our final indication of interest of up to $41.0 million for all of the issued and outstanding shares of the Company, subject to certain conditions. At that time, William Blair and the Company conveyed the Company's intent to negotiate the final terms of the acquisition agreement. That same day, a teleconference was held between Mr. Mattingly on our behalf, Mr. Puryear, Ms. Hamilton and Messrs. Mike Appel, Wes Wright, and Austin Morris, additional principals of the Company, and a representative of William Blair on the Company's behalf.

From July 12, 2002 through July 17, 2002, the Company, we and our respective advisers negotiated the terms of the acquisition. On July 17, 2002, Mr. Mattingly again met at the Company's office with Messrs. Puryear, Kraft, and Davis for additional due diligence and to discuss various post consummation matters. Messrs. Mattingly and Stringham participated in teleconferences that evening with Messrs. Wright, Appel, and Morris of the Company.

The Company informed us that on July 18, 2002, its board of directors had approved the transaction. Our board of directors also met on July 18 and approved the transaction and the related agreements. The acquisition agreement was executed as of July 18, 2002, and the transaction was announced publicly through a press release issued jointly by the Company and us.

ACQUISITION AGREEMENT

The following summary of certain provisions of the Acquisition Agreement is qualified in its entirety by reference to the Acquisition Agreement, which is incorporated herein by reference. A copy of the Acquisition Agreement has been filed as Exhibit (d)(1) to the Schedule TO. The Acquisition Agreement may be examined and copies may be obtained at the places and in the manner set forth in ADDITIONAL INFORMATION. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Acquisition Agreement.

THE OFFER. The Acquisition Agreement provides for us to make this offer. The terms of the offer are described above under THE OFFER. Our obligation to accept for payment and pay for shares tendered into the offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in THE OFFER--CONDITIONS OF THE OFFER.

THE MERGER. The Acquisition Agreement provides that, following the consummation of the offer, subject to the terms and conditions of the Acquisition Agreement:
(i) SBI Acquisition Corp. will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of SBI Acquisition Corp. will cease; (ii) the Company will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Delaware; (iii) the directors and officers of SBI Acquisition Corp. will become the directors and officers of the Surviving Corporation; (iv) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, and franchises will continue unaffected by the Merger; and (v) the Company will succeed to and assume all the rights and obligations of SBI Acquisition Corp.

At the effective time of the Merger: (i) each outstanding share of Company common stock not held by us, other than shares held by those stockholders validly exercising their right to appraisal of their shares under Delaware law, shall be converted into the right to receive $1.10 per share (or such higher price as is paid in the offer), payable without interest; (ii) each issued and outstanding share of SBI Acquisition Corp. common stock will be converted into and become one fully paid and nonassessable share of common stock of the Company; and (iii) each share of Company common stock that was previously owned by the Company as treasury stock and each share owned by the Company will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefore. From and after the effective time of the Merger, all shares of Company common stock held by remaining stockholders, other than shares held by us and stockholders validly exercising their right to appraisal of their shares under Delaware law, will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive $1.10 per share (or such higher price as is paid in the offer), without interest, upon the surrender of the certificate representing the shares.

Our obligations and the Company's obligations to effect the Merger are subject to the satisfaction, on or prior to the Closing Date (as defined in the Acquisition Agreement), of each of the following conditions: (i) the Acquisition Agreement will have been adopted by the requisite vote of the stockholders of the Company, to the extent required by the Company's certificate of incorporation and the General Corporation Law of the State of Delaware; (ii) no decree, ruling, or injunction will have been enacted or promulgated by any United States or other Governmental Entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; (iii) the Purchaser will have purchased, or caused to be purchased, the shares pursuant to the offer, unless such failure to purchase is a result of a breach of the Purchaser's obligation to accept for payment or pay for shares validly tendered pursuant to the offer in violation of the terms of the offer or the Acquisition Agreement; and (iv) any applicable waiting period under the Hart-Scott-Rodino Act and any comparable provisions under any applicable foreign pre-merger notification laws or regulations will have expired or been terminated.

On completion of this offer, each outstanding option to acquire Company common stock will fully vest and become exercisable. Each such option outstanding immediately prior to the effective time of the Merger will be deemed an option to acquire the $1.10 per share (or such higher price as is paid in the offer) payable to holders of Company common stock at the exercise price specified in the option. As of the effective time of the Merger, the outstanding options will be cancelled and each option holder will have the right to receive the amount per share by which $1.10 (or such higher price as is paid in the offer) exceeds the exercise price of the option. Options with an exercise price per share of $1.10 (or such higher price as is paid in the offer) or higher will be cancelled.

The Acquisition Agreement provides that effective upon the purchase of and payment by us for shares tendered into this offer representing a majority of the outstanding stock, we will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's board of directors that is equal to the percentage of the common stock of the Company we own on a fully diluted basis. The Company will, upon our request, use its reasonable efforts either to promptly increase the size of the Company's board of directors or promptly secure the written resignations of such number of its incumbent directors, or both, as is necessary to enable our designees to be elected to the Company's board of directors. At the same time, the Company will, upon our request, also cause the persons designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Company's board of directors of (i) each committee of the Company's board of directors; (ii) each board of directors (or similar body) of each Company subsidiary; and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company's common stock is listed.

In the event that our designees are elected to the board of directors of the Company, then, until the effective time of the Merger, the Company will cause its board of directors to have at least three independent directors who were directors on July 18, 2002, for purposes of meeting the continued listing requirements of Nasdaq the ("Independent Directors"); PROVIDED, HOWEVER, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) will be entitled to elect or designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) will be deemed to be an Independent Director for purposes of the Acquisition Agreement. If no Independent Director then remains, the other directors will designate two persons who are directors on the date hereof (or, in the event there will be less than two directors available to fill such vacancies as a result of such persons' deaths, disabilities, or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons will be deemed Independent Directors for purposes of the Acquisition Agreement. If our designees constitute at least a majority of the board of directors of the Company after this offer and prior to the effective time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) will be required to (i) amend or terminate the Acquisition Agreement by the Company; (ii) exercise or waive any of the Company's rights under the Acquisition Agreement; or (iii) take any other action of the board of directors of the Company under or in connection with the Acquisition Agreement that in any manner would adversely affect the Company's stockholders other than us.

Under the terms of the Acquisition Agreement, we have agreed to appoint Mark A. Tebbe to the board of directors of SBI and Company promptly after the Merger.

Pursuant to the Acquisition Agreement, if required by Delaware law in order to consummate the Merger, the Company will promptly (i) duly call, give notice of, convene, and hold a special meeting of its stockholders to consider the adoption of the Acquisition Agreement and the transactions contemplated thereby as soon as reasonably practicable following this offer; (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Acquisition Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the definitive proxy or information statement (the "Proxy Statement") and, after we and our counsel have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC and cause the Proxy Statement to be mailed to its stockholders as promptly as practicable; (iii) include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Acquisition Agreement; and (iv) use its reasonable efforts to solicit proxies in favor of the Merger and take all other action necessary or advisable to secure the approval of stockholders.

The Acquisition Agreement provides that we will vote, or cause to be voted, all of the shares then owned by us, in favor of the approval of the Merger and adoption of the Acquisition Agreement.

Until the earlier of the termination of the Acquisition Agreement pursuant to its terms or the effective time, the Company has agreed, except to the extent that we consent in writing, or as otherwise expressly contemplated by the Acquisition Agreement or disclosed to us in the Company's disclosure letter that accompanied the Acquisition Agreement (the "Company Disclosure Letter"), to carry on its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its present business organization; provided, however, that neither the Company nor any of its subsidiaries will be required to take, or omit to take, any action that would reasonably be expected to result in a violation of any applicable laws, statutes, rules, regulations, ordinances, permits, orders or writs, or cause a termination of or material breach of or default under any material Company contract.

Pursuant to the Acquisition Agreement, without our prior written consent, during the period from the date of the Acquisition Agreement and continuing until the earlier of its termination or the effective time, the Company will not do any of the following and will not permit its subsidiaries to do any of the following (except as may be expressly contemplated or specifically permitted by the Acquisition Agreement or disclosed to us in the Company Disclosure Letter):

      (a)   amend its certificate of incorporation or bylaws;

      (b) split, combine, or reclassify any shares of capital stock of the Company or any less-than-wholly-owned subsidiary or declare or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any capital stock of the Company, or redeem, repurchase, or otherwise acquire any equity or equity related securities of the Company or any of its subsidiaries;

      (c) issue, deliver, or sell any shares of the Company capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants, or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of common stock upon the exercise of outstanding options in accordance with their current terms or as contemplated by this Agreement;

      (d) amend any material term of any outstanding security of the Company or any subsidiary;

      (e) other than in connection with transactions permitted by (f) below, incur any capital expenditures or any obligations or liabilities in respect thereof, except for those incurred in the ordinary course of business of the Company and its subsidiaries consistent with past practices, and which do not exceed $100,000 in the aggregate;

      (f) acquire (whether pursuant to merger, stock, or asset purchase or otherwise) any assets (including any equity interests) having a fair market value in excess of $100,000;

      (g) sell, lease, encumber, or otherwise dispose of any material assets, other than sales in the ordinary course of business consistent with past practice or dispositions of equipment and property no longer necessary for the operation of the business of the Company and its subsidiaries;

      (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others;

      (i) (i) except as required by law or an agreement or policy existing on the date of the Acquisition Agreement that is specifically listed or described in the Company Disclosure Letter, increase the amount of compensation of any employee, director, or executive officer or make any increase in or commitment to increase any employee health, welfare, or retirement benefits; (ii) except as required by applicable law or an agreement or policy existing on the date of the Acquisition Agreement that is specifically listed or described in the Company Disclosure Letter, grant any severance or termination pay or rights to any director, officer, or employee of the Company or any subsidiary; or (iii) adopt any additional employee plan or, except in the ordinary course of business consistent with past practice or as required by law, make any contribution to any existing such plan;

      (j) change the Company's methods of accounting in effect at December 31, 2001, except as required by concurrent changes in GAAP or Regulation S-X of the Exchange Act;

      (k)   enter any new line of business;

      (l) make expenditures or incur obligations with respect to the matters referenced in this subsection (l) prior to the consummation of the offer (i) in excess of the aggregate amounts set forth in the Company Disclosure Letter for
(A) the fees of the financial advisor, (B) the legal, accounting, and similar fees and expenses in connection with the consummation of the offer, and (C) for the insurance expenses; and (ii) in excess of the aggregate amounts set forth in the Company Disclosure Letter for employee, officer, and director severance or termination payment;

      (m) enter into any material real property or equipment lease or similar transaction pursuant to which the Company would make or incur a material expense; or

      (n)   agree, resolve, or commit to do any of the foregoing;

provided that the foregoing limitations in clauses (d), (f), (g) and (h) will not apply to any action, transaction, or event occurring exclusively between the Company and any of its wholly-owned subsidiaries or between any of its wholly-owned subsidiaries. If the Company (y) makes expenditures or incurs obligations prior to the consummation of the offer aggregating $100,000 or more in excess of the amounts provided for in clauses (e), (f), and (l)(i), or (z) makes expenditures or incurs obligations prior to the consummation of the offer aggregating $100,000 or more in excess of the amount provided for in clause
(l)(ii), we may deem each such breach, failure, expenditure, or incurrence to be a Company Material Adverse Effect for purposes of terminating the Acquisition Agreement.

The Company agreed, on behalf of itself and its subsidiaries, to cease, and to use commercially reasonable efforts to cause its affiliates and each of their respective directors, officers, employees, agents and representatives (collectively, "Representatives") to cease any discussions or negotiations with anyone with whom the Company had discussed or negotiated prior to the execution of the Acquisition Agreement with respect to any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, tender offer, exchange offer, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries, any purchase of 20% or more of the assets of the Company and its subsidiaries taken as a whole, or 20% or more of the Company's common stock or stock of any of the Company's subsidiaries, other than by us (an "Acquisition Proposal"). The Company and its subsidiaries will not take, and will cause the Representatives not to take, any action (i) to solicit, initiate or knowingly facilitate or encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Acquisition Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, anyone other than us in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (iv) to knowingly facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives; provided, that prior to the consummation of the offer, the Company's board of directors may, in response to a bona fide, unsolicited Acquisition Proposal that it determines in good faith (after consulting with its financial advisor) is reasonably likely to result in or lead to a bona fide, written Acquisition Proposal that is on terms that the Company's board of directors determines in good faith would, or is reasonably likely to, result in a transaction that is more favorable to its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated by the Acquisition Agreement (a "Superior Proposal"), (A) furnish information with respect to the Company and its subsidiaries to the person or entity making the Superior Proposal pursuant to a confidentiality agreement, and
(B) participate in discussions or negotiations with that person or entity. The Acquisition Agreement permits the Company to request clarification from a third party that makes a bona fide unsolicited Acquisition Proposal if the request is made solely for the purpose of obtaining information reasonably necessary for the Company to determine whether the relevant Acquisition Proposal is, or is reasonably likely to result in or lead to, a Superior Proposal. We expressly acknowledge in the Acquisition Agreement that the Company had solicited or caused to be solicited by William Blair indications of interest and proposals with respect to Acquisition Proposals.

The board of directors of the Company may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by the Acquisition Agreement, the approval or recommendation by the Company's board of directors unless the board of directors determines in good faith, after consultation with outside legal counsel that the failure to modify the Company's recommendation would be inconsistent with their fiduciary duties. Unless the Company's board of directors has previously withdrawn or modified its recommendation of this offer and the Merger in accordance with the terms of the Acquisition Agreement, it cannot recommend a competing Acquisition Proposal to its stockholders, except to the extent required by Rule 14e-2(a) or 14d-9 promulgated under the Exchange Act.

If the board of directors of the Company determines to modify or withdraw its recommendation as a result of the receipt of a more favorable proposal, the Company is obligated to provide us with three days prior notice of the proposal and give us an opportunity to meet or exceed the competing proposal. The board of directors of the Company solicited proposals from other parties prior to entering into the Acquisition Agreement with us and is not currently aware of a more favorable proposal to acquire the Company.

The Acquisition Agreement provides that, for a period of six years after the closing of the Merger, we will use our commercially reasonable efforts to cause the Company to maintain directors and officers liability insurance in scope and amount of coverage is currently carried by the Company. We have committed to do so, so long as the cost does not exceed 200% of the current cost to the Company. Under the Acquisition Agreement, we have agreed to cause the Company to continue to indemnify individuals serving as directors and officers of the Company from all losses, claims, damages, and expenses relating to any claim arising out of their service as a director or officer of the

Company or its subsidiaries, except in circumstances where the Company is prohibited from indemnifying directors and officers under Delaware law. We have agreed to cause the Company to reimburse directors and officers for any expenses as such expenses are incurred and prior to the ultimate resolution of the matter.

Pursuant to the Acquisition Agreement, the Company has made customary representations and warranties to us with respect to, among other things, its organization, capitalization, authority relative to the transactions, validity of the Acquisition Agreement, approvals by its board of directors, the vote of its stockholders required to effect the transactions, consents, and approvals necessary for the Company to consummate the transactions, the Company's financial statements and public filings, conduct of the Company's business, its liabilities, litigation involving the Company, employee benefit plans, taxes, its contracts, real and personal property, intellectual property, labor matters, compliance with applicable laws, environmental matters, information that the Company may provide in the Proxy Statement, if required, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company's financial advisor, insurance, brokers that may be entitled to any fees from the Company, and personnel.

Certain representations and warranties in the Acquisition Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Acquisition Agreement and this offer, the term "Company Material Adverse Effect" means any change, effect, occurrence, or state of facts that is materially adverse to the business, financial condition, operations, or results of operations of the Company and its subsidiaries taken as a whole. The Acquisition Agreement provides that the following will not be deemed to be Company Material Adverse Effects: (i) changes in any applicable federal, state or local laws, statutes, rules, regulations, ordinances, permits, orders or writs (including common law, rules and regulations or the interpretation thereof), or applicable accounting regulations and principles; (ii) changes in the relationship between the Company and its subsidiaries with their employees, suppliers, and customers as a result of the announcement, pendency or consummation of the transactions and actions contemplated by the Acquisition Agreement; or (iii) receipt of notice regarding the de-listing, or the actual de-listing, of the Company's common stock from the Nasdaq National Market.

We made customary representations and warranties to the Company with respect to, among other things, our organization, authority to enter into the Acquisition Agreement, and consummate the transactions, consents, and approvals necessary to consummate the transactions, the accuracy and adequacy of information provided for inclusion in the Proxy Statement, if any, our lack of ownership of any Company shares, and our financial ability to consummate the offer.

The Acquisition Agreement may be terminated and the transactions contemplated by the Acquisition Agreement may be abandoned at any time before the effective time of the Merger, whether before or after stockholder approval thereof:

      (a) by mutual written agreement of us and the Company, duly authorized by our boards of directors and the Independent Directors of the Company, respectively; or

      (b) by either us or the Company (i) if a court of competent jurisdiction or other Governmental Entity will have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting any of the transactions contemplated by the Acquisition Agreement or the Stockholders Agreement; (ii) if the offer has not been consummated by October 1, 2002; or (iii) if any required vote of the Company's stockholders is not obtained at any special stockholder meeting held to consider the Acquisition Agreement; or

      (c) by the Company if (i) we have failed to commence this offer within 10 business days of the date of the Acquisition Agreement or we make a change in the offer not permitted by the Acquisition Agreement; (ii) there has been a material breach by us of any of our representations, warranties, covenants, or agreements set forth in the Acquisition Agreement (and such breach has not been cured or such condition has not been satisfied within 10 days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (iii) the Company's board of directors has withdrawn its recommendation of this transaction or has entered into a definitive agreement with respect to a more favorable proposal; or

      (d) by us if (i) there has been a breach by the Company of any representation, warranty, covenant, or agreement set forth in the Acquisition Agreement, which breach is reasonably likely to result in any condition to the consummation of the offer not being satisfied (and such breach has not been cured or such condition has not been satisfied within 10 days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (ii) the Company's board of directors has withdrawn, modified, or changed its approval or recommendation of the Acquisition Agreement or this offer or recommended to the Company's stockholders any proposal other than this transaction.

If the Acquisition Agreement is terminated by us as a result of the Company's breach of its representations, warranties, or covenants, the Company shall reimburse our expenses up to $500,000. If the Company subsequently enters into a definitive agreement for another acquisition of the Company within six months of such termination, it shall also pay us a termination fee of $750,000. If we or the Company terminate the Acquisition Agreement as a result of the withdrawal or modification of the recommendation of the board of directors of the Company or the recommendation by the Company of any competing proposal, the Company shall pay us a termination fee of $750,000 and reimburse our expenses up to $500,000.

STOCKHOLDERS AGREEMENT

The following summary of certain provisions of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stockholders Agreement.

As a condition and inducement to our willingness to enter into the Acquisition Agreement, certain significant stockholders, solely in their capacity as stockholders, who in the aggregate have voting and dispositive power with respect to an aggregate of 20,787,032 shares of the Company's common stock as of July 16, 2002, concurrently with the execution and delivery of the Acquisition Agreement, entered into the Stockholders Agreement.

Each stockholder has agreed that he or it will tender their outstanding shares of common stock into the offer as promptly as practicable and in any event no later than five business days following the commencement of the offer, and will not withdraw such tendered shares until the offer has terminated or expired.

Each stockholder has agreed that, prior to the termination of the Stockholders Agreement pursuant to its terms, he or it will not (i) transfer, assign, sell, gift, pledge, or otherwise dispose of, or consent to any of the foregoing, any or all of the shares or any right or interest therein; or (ii) enter into any contract, option, or other agreement, arrangement, or understanding with respect to any transfer.

Pursuant to the Stockholders Agreement, each stockholder has agreed to comply with the non-solicitation provisions of the Acquisition Agreement. Notwithstanding the foregoing, a stockholder who is a director of the Company shall not be precluded from taking such actions as such stockholder reasonably deems appropriate to fulfill his obligations as a director of the Company. The Stockholders Agreement terminates on the earlier to occur of (i) the termination or expiration of the offer; (ii) the termination of the Acquisition Agreement in accordance with its terms; and (iii) the effective time of the Merger. The obligations of the parties to perform under the Stockholders Agreement are subject to certain conditions set forth therein.

CONFIDENTIALITY AGREEMENT

We entered into a Confidentiality Agreement with the Company dated May 30, 2002, and executed on June 3, 2002 (the "Confidentiality Agreement"), in connection with the exchange of confidential information between the Company and us to facilitate our discussions concerning a potential business transaction. The following summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(3) to the Schedule TO.

Under the terms of the Confidentiality Agreement, the parties agreed for a period of five years to keep certain information disclosed by one party to the other confidential and not to use such information other than in connection with a merger or acquisition involving the Company and us. If we decided not to proceed with a transaction with the Company we were obligated to notify William Blair, the financial advisor to the Company, promptly. In that event, both the Company and we agreed to promptly destroy or deliver to each other all written confidential information of the other in our possession. All oral confidential information provided under the Confidentiality Agreement would continue to be subject to the Confidentiality Agreement. In addition, we agreed that we would not, for a period of one year from the date of the Confidentiality Agreement, without the prior written consent of the Company or its board of directors (any of the following being a "Restricted Action"): (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any of its subsidiaries, successors, or controlling persons; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; or (iv) form, join, or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing. We further agreed to advise the Company promptly of any inquiry or proposal made to us with respect to any Restricted Action. We also agreed not to solicit, directly or indirectly, for employment or hire certain employees of the Company or its subsidiaries for a one year period. The Confidentiality Agreement provided for us to act through William Blair in seeking information concerning the Company and negotiating a potential transaction with the Company.

                  SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER

COMMITMENT LETTER

The following summary of certain provisions of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter, which is incorporated herein by reference. A copy of the Commitment Letter has been filed as Exhibit (b) to the Tender Offer Statement on Schedule TO. The Commitment Letter may be examined and copies may be obtained at the places and in the manner set forth in Additional Information

If all 37,379,367 shares of common stock outstanding on July 16, 2002, are tendered into the offer, the purchase price to be paid by us would be an aggregate of $41,117,304. Any shares that are not tendered and any unexercised stock options will be acquired or terminated in the Merger, if completed. Unexercised stock options will be acquired for the difference between their exercise price and the offer price of $1.10 per share (or such higher price as is paid in the offer). We estimate the cost of acquiring these options at approximately $1.5 million.

The necessary funds will come primarily from the proceeds of a loan from the Lenders to SBI Holdings Inc., which will make such proceeds available to us. The Lenders have agreed to provide the necessary funding under the terms of the Commitment Letter. The Commitment Letter is subject to a number of conditions, including the negotiation and execution of definitive loan documents satisfactory to the parties, the satisfaction of the conditions to this offer, and the lack of material adverse changes in the Company as specified in the Commitment Letter.

The Commitment Letter provides for a loan in the principal amount of $42 million that will bear interest at 15% per annum. The loan is due on the earlier of 120 days after the borrowing or 5 business days after consummation of the Merger. The loan is unsecured. The Commitment Letter provides for a commitment fee of $512,500 and a funding fee of 1.25% of the loan proceeds. In addition, we have agreed to reimburse the Lenders for all of their expenses incurred in connection with the loan. It is anticipated that we will use the cash and cash equivalents of the Company in excess of the immediate operating needs of the Company to repay essentially all of this loan. We have not made arrangements for any alternative source of financing. The financing is not a condition to the offer.

In connection with the closing of the loan, we will also issue to the Lenders warrants to acquire up to 25% of the common stock of SBI Holdings Inc., calculated on a fully diluted basis. The warrants will be exercisable for a 10 year period at an exercise price of $1.00 per share. The exercise price can be paid in cash or through a cashless exercise.

REPRESENTATIVES

We have retained Georgeson Shareholder Securities Corporation to act as Dealer Manager in connection with the offer. Georgeson Shareholder Securities Corporation will receive usual and customary fees in connection with this offer, including reimbursement for certain expenses for its services as Dealer Manager. Georgeson Shareholder Securities Corporation will also be indemnified against certain liabilities in connection with its engagement as Dealer Manger, including certain liabilities under the federal securities laws.

We have retained Georgeson Shareholder Communications, Inc. to act as Information Agent and Alpine Fiduciary Services, Inc., to act as Depositary in connection with the offer. The Information Agent and Depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

We will not pay brokerage commissions in connection with the purchase of shares tendered into the offer. Registered holders of common stock that tender their shares directly to the Depositary will not incur any brokerage commissions. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this offer.

                       LEGAL MATTERS; REGULATORY APPROVALS

GENERAL

Except as described below, based on information provided by the Company, neither we nor the Company is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative, or regulatory agency or authority that would be required for the acquisition and ownership of the shares by us as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. If there are certain material changes to the regulation environment, we could decline to accept for payment or pay for any shares tendered. See THE OFFER--CONDITIONS OF THE OFFER for certain conditions to the offer, including conditions with respect to governmental actions.

In general, Section 203 of the General Corporation Law of the State of Delaware prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with such Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation); or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of a least 66-2/3% of the outstanding voting stock not owned by the interested stockholder. The board of directors of the Company has taken all actions necessary to exempt the Acquisition Agreement and the actions contemplated thereby, including this offer, the Merger, and the Stockholders Agreement, from the restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware, and has agreed not to take any action to affect such exemption.

A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in or which have substantial assets, stockholders, principal executive offices, or principal places of business or whose business operations otherwise have substantial economic effect in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the offer or the Merger, we believe that there are reasonable bases for contesting such laws.

Under the Hart-Scott-Rodino Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. We believe that the offer and Merger are exempt from such requirements and do not propose to make a filing.

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of shares pursuant to this offer in which we seek to acquire the remaining shares not held by us. We believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of this offer and, in the Merger, stockholders will be entitled to receive the same price per share as paid in this offer.

PENDING LITIGATION

On July 19, 2002, a complaint entitled SRZ TRADING V. LANTE CORPORATION ET. AL, C.A. 19767NC, was filed with the Court of Chancery in New Castle County, Delaware. The complaint, which names the Company and current and former members of its board of directors as defendants, alleges that the defendants breached their fiduciary duties by failing to seek bids, or "shop" the Company, and that the Acquisition Agreement may have been entered into for the purpose of enriching the Company's management and principal stockholders at the expense of the public stockholders. The plaintiff alleges that the purported breaches of fiduciary duty resulted in an agreement to sell the Company at an inadequate price per share. The complaint seeks, INTER ALIA, an injunction preventing consummation of the transaction or rescission of the transaction if it is completed. We have not been named as a defendant in the action. The Company believes that the allegations in the complaint lack merit and intends to vigorously defend this litigation.

                             ADDITIONAL INFORMATION

The Company's shares are registered under the Exchange Act; therefore, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files with the SEC periodic reports, proxy statements and other information relating to its business, financial condition and other matters. The Company is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with the Company, and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and also are available for inspection and copying at the regional offices of the commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549.

The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, such as the Company. The SEC's web site address is http://www.sec.gov. Information regarding the Company may also be obtained at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

This offer constitutes part of a Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all other exhibits thereto are incorporated by reference into this offer.

We will provide without charge to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Tim Pierce at SBI and Company, 2825 East Cottonwood Parkway, Suite 480, Salt Lake City, Utah 84121 (telephone: (801) 733-3200). In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by August 22, 2002.

                                   SCHEDULE A

             DIRECTORS AND EXECUTIVE OFFICERS OF SBI HOLDINGS INC.,
                   SBI AND COMPANY, AND SBI ACQUISITION CORP.


SBI HOLDINGS INC. DIRECTORS AND EXECUTIVE OFFICERS


Name, Business Address,            Current Position and                      Other Occupations for Previous
and Citizenship                    Dates of Service                          Five Years, If Applicable
---------------------------------- ----------------------------------------- -----------------------------------------
Robert Davenport                   Director (1998-present)                   Managing Director of Cerberus Capital
450 Park Avenue, 28th Floor                                                  Management, L.P. (1996-present);
New York, NY 10022                                                           B.A. University of California, 1988
United States

Howard D. Mirowitz                 Director (1999-present)                   Vice-President, Mitsubishi Electronics
1845 Port Barmouth Place                                                     America (1989-2000); Deputy General
Newport Beach, CA 92660                                                      Manager, North American Multimedia
United States                                                                Business Center (1994-1998); Deputy
                                                                             General Manager, Business Internet
                                                                             Division (1998-2000); Director, Virtual
                                                                             Service Corporation (1997-1999);
                                                                             Member, Technical Standards Board,
                                                                             Information Technology Industry Council
                                                                             (1996-2000); Director, Interactive
                                                                             Multimedia Association (1994-1997);
                                                                             Dartmouth College, Hanover, New
                                                                             Hampshire; A.B., 1973, cum laude with
                                                                             Highest Distinction in the Major
                                                                             Subject; Wharton School of Finance and
                                                                             Commerce, University of Pennsylvania,
                                                                             Philadelphia, Pennsylvania; M.B.A.,
                                                                             1977, Director's Honor; Beta Gamma Sigma

W. E. Stringham                    Director, President and Chief Executive   From 1995 to 1997, Mr. Stringham served
2825 Cottonwood Parkway            Officer (1998-present)                    as President of Impact Partners; From
Suite 480                                                                    1990 to 1995, Mr. Stringham worked for
Salt Lake City, UT 84121                                                     McKinsey & Company; M.B.A. Harvard
United States                                                                University, 1990; B.S. University of
                                                                             Utah, 1987


Kurt B. Larsen                     Director (1998-present)                   From 1992 to 1997, Mr. Larsen worked
136 Heber Avenue                   Managing Partner, Black Diamond Capital   for Aurora Capital Partners L.P. (a
Suite 304                          Partners, LLC, a Park City, Utah based    private equity fund based in Los
Park City, UT 84060                merchant banking firm; Mr. Larsen also    Angeles, CA) serving as an associate,
United States                      serves as Chairman of Global Promo        Vice-President and principal; While at
                                   Group, Inc., Chairman of ProMost, Inc.,   Aurora, Mr. Larsen oversaw and executed
                                   and as a Director of Roller Bearing       investments in several companies and
                                   Holding Company, Altius Health Plans      served as a Director of the following
                                   (formerly PacifiCare of Utah), SBI and    companies:  Roller Bearing Company of
                                   Company, and Annexus Mobile Solutions     America (1992-1997), Aftermarket
                                   Inc.                                      Technology Corporation (1994-1997,
                                                                             NASDAQ "ATAC") and Astor Holdings, Inc.
                                                                             (1995-1997); Prior to his experience at
                                                                             Aurora, Mr. Larsen worked as an
                                                                             associate at both WSGP Partners, a
                                                                             leveraged buy-out firm founded by
                                                                             William E. Simon, and Drexel Burnham
                                                                             Lambert Inc. in Beverly Hills, CA; Mr.
                                                                             Larsen attended the University of Utah
                                                                             from 1982-1987


Ronald Nathan Goldstein            Director (1998-present)                   B.S. Brooklyn College, Brooklyn, New
450 Park Avenue, 28th Floor        Managing Director, Cerberus Capital       York; Master in Operations Research,
New York, NY 10022                 Management, L.P.; Vice-President          Stanford University, 1972; Masters in
United States                      Macandrews and Forbes; Director of        Business Administration, Wharton
                                   Mergers and Acquisitions, Pitney Bowes    Graduate Business School, 1974

L. Tim Pierce                      Executive Vice-President, Chief           From 1988 to 1999, Mr. Pierce worked
2825 Cottonwood Parkway            Financial Officer and Secretary           for Mrs. Fields Original Cookies, Inc.,
Suite 480                          (1999-present)                            in the positions of Senior
Salt Lake City, UT 84121                                                     Vice-President, Chief Financial Officer
United States                                                                and Corporate Secretary; B.S. in
                                                                             Accounting, Brigham Young University,
                                                                             1976

Ty Mattingly                       Executive Vice-President, Corporate       Director, Omniture 2000 to present;
2825 Cottonwood Parkway            Development (1998-present)                Director, Tractus 2001 to present;
Suite 480                                                                    Director, Vultus 2001 to present; From
Salt Lake City, UT 84121                                                     1997 to 1998, Mr. Mattingly worked for
United States                                                                Novonyx, as Director and Senior
                                                                             Vice-President of Sales and Business
                                                                             Development; Director, Freeport 2000 to
                                                                             2001; Mr. Mattingly worked at Novell
                                                                             in the following positions: Vice-President
                                                                             of Strategic Relations and Corporate
                                                                             Development (1996 to 1997) and Executive
                                                                             Director of the Office of the Chairman
                                                                             (1993 to 1996)

None of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


SBI AND COMPANY DIRECTORS AND EXECUTIVE OFFICERS

Name, Business Address,          Current Position and                        Other Occupations for Previous
and Citizenship                  Dates of Service                            Five Years, If Applicable
-------------------------------- ------------------------------------------- -----------------------------------------
W. E. Stringham                  Director and President (1998-present)       See Above

Kurt B. Larsen                   Director (1998-present)                     See Above

L. Tim Pierce                    Executive Vice-President, Chief Financial   See Above
                                 Officer and Secretary (1999-present)

Ty Mattingly                     Executive Vice-President (1998-present)     See Above

None of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


SBI ACQUISITION CORP. DIRECTORS AND EXECUTIVE OFFICERS

Name, Business Address,          Current Position and                        Other Occupations for Previous
and Citizenship                  Dates of Service                            Five Years, If Applicable
-------------------------------- ------------------------------------------- -----------------------------------------
W. E. Stringham                  Director and President (2002-present)       See Above

L. Tim Pierce                    Director, Executive Vice-President, Chief   See Above
                                 Financial Officer and Secretary
                                 (2002-present)

Ty Mattingly                     Executive Vice-President (2002-present)     See Above


None of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MADELEINE L.L.C.

Madeleine L.L.C. is a New York limited liability company, the sole managing member of which is Stephen A. Feinberg. In such capacity, Mr. Feinberg exercises all discretion and authority over Madeleine L.L.C. Neither Madeleine L.L.C. nor Mr. Feinberg: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address for Madeleine L.L.C. and Mr. Feinberg is 450 Park Avenue, 28th Floor, New York, NY 10022.


                                     The Depositary for the offer is:

                                      ALPINE FIDUCIARY SERVICES, INC.

              BY MAIL:                      BY FACSIMILE TRANSMISSION                    BY HAND:
                                        (FOR ELIGIBLE INSTITUTIONS ONLY):
   Alpine Fiduciary Services, Inc.                                             17 State Street - 28th Floor
      c/o Georgeson Shareholder                   (201) 559-1162                    New York, NY 10004
        Communications, Inc.                                                         Attn: Les DeLuca
            P.O. Box 2065                 CONFIRM FACSIMILE TRANSMISSION
        South Hackensack, NJ                      BY TELEPHONE:
             07606-9974
                                                  (201) 460-2213

Questions or requests for assistance or for additional copies of this offer, the Letter of Transmittal, or other offering materials may be directed to the Information Agent at its address and telephone number set forth below.


                     The Information Agent for the offer is:

                         [ LOGO ]Georgeson Shareholder

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                           17 State Street, 10th Floor
                            New York, New York 10004

                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (800) 947-2514


                      The Dealer Manager for the offer is:

                    [ LOGO ]Georgeson Shareholder Securities

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                           17 State Street, 10th Floor
                            New York, New York 10004

                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (800) 445-1790

                                  July 31, 2002